EXHIBIT 5


April 30, 1998


Board of Directors
International Multifoods Corporation
200 East Lake Street
Wayzata, Minnesota 55391-1662


     In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock (the "Shares") of International Multifoods Corporation, a Delaware corporation (the "Company"), to be offered pursuant to the Employees' Voluntary Investment and Savings Plan of the Company (the "Plan"), I have examined the Company's Certificate of Incorporation, as amended, its By-Laws, as amended, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to the Shares (the "Registration Statement"), and have reviewed such matters of law as I have deemed necessary for this opinion. Accordingly, based upon the foregoing, I am of the opinion that:

     1.     The Company has duly authorized the issuance of the Shares.

     2. The Shares, upon issuance in accordance with the terms of the Plan, will be validly issued and outstanding and fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                   Very truly yours,



                                   Frank W. Bonvino

FWB/dk